Exhibit 99.1

[LOGO OF VESTA INSURANCE GROUP, INC.]

FOR IMMEDIATE RELEASE              Contact:  Charles R. Lambert
                                             Vice President - Investor Relations
                                             (205) 970-7030
                                             CLambert@vesta.com

                       VESTA INSURANCE NAMES NEW DIRECTORS

     BIRMINGHAM, Ala., - November 17, 2005 - Vesta Insurance Group, Inc. (NYSE:
VTA) announced that it has reached a settlement with Newcastle Partners, L.P. concerning today's annual meeting of stockholders.

     Newcastle has agreed to withdraw its nominees for election at today's meeting, and to vote in favor of the Company's nominees: Tambra L.G. Bailie, Norman W. Gayle III and Michael J. Gough. In connection with the settlement, Vesta's Board of Directors resolved to expand its number of directors to ten and to create a fourth Class III directorship. There is currently a vacant Class I directorship.

     As part of the settlement, Mr. Gayle has agreed to resign as a Class III director following his reelection, and the Board has agreed to appoint Mr. Gayle to fill the vacant Class I directorship, with a term to expire at the annual meeting to be held in 2006. Mr. Gayle thus will stand for re-election at the next annual meeting of stockholders. The Board also has agreed to appoint Mark
J. Morrison and Mark E. Schwarz to fill the vacant Class III directorships created by Mr. Gayle's resignation and the expansion of the number of directorships in Class III from three to four, with terms to expire at the annual meeting of stockholders to be held in 2008.


     In connection with this settlement, Vesta's Board of Directors has agreed to follow the recommendation of the Company's stockholders with respect to Newcastle's proposal that it be reimbursed for $400,000 in expenses incurred in relation to matters involving the conduct of this meeting. This proposal will be put to a vote by the Company's stockholders at today's meeting.

ABOUT VESTA INSURANCE GROUP, INC.

     Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

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